EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON

4925 GREENVILLE AVENUE, SUITE 400

ONE ENERGY SQUARE

DALLAS, TEXAS 75206

March 14, 2003

Vintage Petroleum, Inc.

110 W. Seventh Street

Tulsa, Oklahoma 74119

Gentlemen:

We hereby consent to the references to our firm and to our reserves estimates for the year ended December 31, 2002, as set forth in the Annual Report on Form 10-K (the Annual Report) of Vintage Petroleum, Inc. (the Company). Our estimates of the oil, condensate, and natural gas reserves of certain properties owned by the Company are contained in our report entitled “Appraisal Report as of December 31, 2002 on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc.” (the Appraisal Report). The revenue forecasts in this Appraisal Report were prepared relying on the Company’s representation that certain markets will exist. This subject was addressed by the Company in its letter to us dated January 24, 2003. Certain of the reserves estimated in the Appraisal Report have been classified as proved reserves on the basis of this representation. References to us and our estimates are included in the “Oil and Gas Properties” section on page 10, the “Reserves” section on page 15, and the “Notes to Consolidated Financial Statements” on page 101. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues contained in the Annual Report because our estimates of future net revenues and discounted present worth of future net revenues have been combined with estimates prepared by other petroleum consultants and (ii) the accuracy of reserves estimates and the basis for changes to reserves estimates prior to December 31, 2002. Additionally, we hereby consent to the incorporation by reference in the Company’s Registration Statements Nos. 33-37505, 333-88297, and 333-53652 on Form S-8 and No. 333-77619 on Form S-3 of such references made in the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER AND MacNAUGHTON